UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	July 17, 2025

INNOVATE CORP.

(Exact name of registrant as specified in its charter)

Delaware	001-35210	54-1708481
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

295 Madison Ave, 12th Fl
New York, NY	10017
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(212) 235-2691

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value $0.001 per share	VATE	New York Stock Exchange
Preferred Stock Purchase Rights	N/A	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.	☐

Item 1.01	Entry into a Material Definitive Agreement
The information regarding the Exchange Agreements and Commitment Letters (each as defined in Item 8.01 below) is incorporated by reference into this Item 1.01.

Item 8.01	Other Events
On July 17, 2025, INNOVATE Corp. (“INNOVATE” or the “Company”) announced that it intends to enter into a series of indebtedness refinancing transactions that will extend the Company’s debt maturities. The refinancing transactions include (i) privately negotiated exchanges of certain of the Company’s convertible senior notes, (ii) an exchange offer and consent solicitation with respect to the Company’s senior secured notes, (iii) agreements in principle to extend the Company’s 2020 revolving credit agreement, (iv) an agreement in principle to amend and extend the Continental General Insurance Company (“CGIC”) note, (v) an agreement in principle to extend the Spectrum Notes (as defined below), and (vi) an agreement in principle to amend and extend the R2 Technologies note.

Convertible Notes Exchanges

The Company has today entered into privately negotiated exchange agreements with certain holders of its 7.5% Convertible Senior Notes due 2026 (the “Existing Convertible Notes”) (collectively, the “Exchange Agreements”) pursuant to which the Company plans to exchange approximately $48.7 million of the outstanding aggregate principal amount of the Existing Convertible Notes for approximately $51.1 million aggregate principal amount of newly issued 9.5% Convertible Senior Notes due 2027 (the “New Convertible Notes”) (the transactions collectively, the “Convertible Notes Exchanges”) with substantially the same terms, except that the New Convertible Notes will (i) have a maturity date of March 1, 2027, (ii) be secured by a second-priority lien on certain existing collateral and other collateral not previously pledged, (iii) have an interest rate of 9.5%, with the first payment delivered in the form of additional exchange consideration and the second payment being made in kind, (iv) include updated covenants (including, without limitation, restrictive covenants substantially consistent with the New Senior Secured Notes (as defined below)), (v) be guaranteed by the same guarantors as the New Senior Secured Notes (defined below), (vi) be redeemable by the Company in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest thereon to the redemption date and (vii) include an updated “Fundamental Change” definition that will exclude ownership of the Company’s equity by Lancer Capital LLC and its affiliates. The Exchange Agreements will also contain consents from certain holders of the Existing Convertible Notes to effect certain proposed amendments to the terms of such Existing Convertible Notes to eliminate substantially all of the restrictive covenants, certain events of default and related provisions. The Convertible Notes Exchanges are conditioned upon, and are expected to close concurrently with, the early settlement of the Exchange Offer (as defined below).

Exchange Offer

The Company has today launched an exchange offer and consent solicitation to eligible holders of its 8.5% Senior Secured Notes due 2026 (the “Existing Senior Secured Notes” and, together with the Existing Convertible Notes, the “Existing Notes”) to exchange such Existing Senior Secured Notes for newly issued 10.5% Senior Secured Notes due 2027 (the “New Senior Secured Notes” and, together with the New Convertible Notes, the “New Notes”) with substantially the same terms, except that the New Senior Secured Notes will (i) have a maturity date of February 1, 2027, (ii) have an interest rate of 10.5%, with the first payment delivered in the form of additional exchange consideration and the second payment being made in kind, and (iii) include updated covenants (the “Exchange Offer”). Additionally, the New Senior Secured Notes indenture requires us to meet certain milestones with respect to strategic alternatives for our operating subsidiaries, including asset sales generating at least $150 million in net proceeds. Under the Existing Senior Secured Notes indenture, DBM Global Inc. is not a subsidiary guarantor, and the Company’s equity interests in DBM Global, Inc. are pledged as collateral. This will remain the same under the New Senior Secured Notes Indenture. As of the date hereof, DBM Global Inc. is in good standing with its lenders and sureties.

Simultaneously, the Company is conducting the solicitation of consents from eligible holders of the Existing Senior Secured Notes to effect certain proposed amendments to the terms of such Existing Senior Secured Notes to eliminate substantially all of the restrictive covenants, events of default and related provisions in a customary exit consent solicitation and to subordinate the liens on the collateral securing the Existing Senior Secured Notes, meaning that any Existing Senior Secured Notes that remain outstanding after the consummation of the Exchange Offer will be subordinated obligations of the Company and the guarantors thereof (the “Proposed Amendments”).

The Company has entered into a Commitment Letter (the “Commitment Letter”) dated July 17, 2025, between the Company and certain holders of Existing Senior Secured Notes (the “Supporting Noteholders”). Subject to the terms and conditions set forth in the Commitment Letter, the Supporting Noteholders have agreed to tender their Existing Senior Secured Notes in the Exchange Offer and deliver consents to the Proposed Amendments prior to the early participation deadline. The Supporting Noteholders represent approximately 75.3% of the aggregate principal amount of the Existing Senior Secured Notes outstanding as of the date of this Form 8-K. The consent of the Supporting Noteholders suffices to approve the Proposed Amendments in respect of the Existing Senior Secured Notes. As per the terms and conditions set forth in the Commitment Letter, the Company expects that the Supporting Noteholders will receive 3% aggregate principal amount of their Existing Notes in the form of additional New Notes as a commitment payment.

Consummation of the Exchange Offer is conditioned on, among other things, the participation of (i) at least 98% of the outstanding principal amount of the Existing Senior Secured Notes (the “Minimum Exchange Condition”), (ii) the consummation of the Convertible Notes Exchanges and (iii) the concurrent consummation of the 2020 Revolving Credit Agreement Extension Amendment, the CGIC Note Extension Amendment, the Spectrum Notes Extension and the R2 Note Extension Amendment (the “Concurrent Transactions Condition”). Such closing conditions may be waived by the Company, provided that a waiver of the Minimum Exchange Condition and the Concurrent Transactions Condition shall also require the consent of the Supporting Noteholders.

The early participation deadline for the Exchange Offer is 5:00 p.m., New York City time, on July 30, 2025, unless extended by the Company. The expiration deadline for the Exchange Offer is midnight (end of day), New York City time, on August 13, 2025, unless extended by the Company. The Company currently expects that the early settlement of the Exchange Offer will occur on August 4, 2025 (the “Early Settlement Date”) and the final settlement of the Exchange Offer will occur on August 15, 2025, in each case subject to all conditions to the Exchange Offer having been satisfied or waived by the Company.

Revolving Credit Agreement

The Company has reached an agreement in principle with the lender under its 2020 Revolving Credit Agreement to enter into an amendment (the “2020 Revolving Credit Agreement Extension Amendment”), which will provide for, among other things, extension of the 2020 Revolving Credit Agreement maturity to September 15, 2026. Subject to successful negotiations with the lender under the 2020 Revolving Credit Agreement, the Company expects to enter into definitive documentation related to the 2020 Revolving Credit Agreement Extension Amendment by the Early Settlement Date.

CGIC Debt

The Company has reached an agreement in principle to, among other things, extend the maturity of its subordinated unsecured promissory note with CGIC to April 2027, and secure the amended CGIC note by a third priority lien on the same collateral securing the New Notes (the “CGIC Note Extension Amendment”). The amended CGIC note will have an interest rate of 16%. Interest on the amended CGIC note will be paid in the form of PIK interest through August 2026, and all interest payments thereafter will be payable in cash. Subject to successful negotiations with CGIC, the Company expects to enter into definitive documentation related to the CGIC Note Extension Amendment by the Early Settlement Date. As part of the agreement with CGIC, approximately half of the accrued value of preferred stock of the Company held by CGIC will be exchanged for third-lien notes, on a dollar-for-dollar basis.

HC2 Broadcasting Holdings Debt

The Company has reached an agreement in principle with the noteholders of Spectrum’s 8.50% and 11.45% Notes (the “Spectrum Notes”) to, among other things, extend the maturity of such notes to September 30, 2026 (the “Spectrum Notes Extension”). The Spectrum Notes Extension also requires us to meet certain milestones with respect to strategic alternatives for our Broadcasting segment. Subject to successful negotiations with the noteholders of the Spectrum Notes, the Company expects to enter into definitive documentation related to the Spectrum Notes Extension by the Early Settlement Date.

R2 Technologies Debt

The Company has reached an agreement in principle to, among other things, extend the maturity of R2 Technologies’ 20.0% senior secured promissory note due to Lancer Capital to August 1, 2026 (the “R2 Note Extension Amendment”). The amended R2 Note will have an interest rate of 12% and remove certain exit and default fees. All interest and fees accrued through August 1, 2025, will be added to the principal amount. Subject to successful negotiations with Lancer Capital, the Company expects R2 Technologies to enter into definitive documentation related to the R2 Note Extension Amendment by the Early Settlement Date.

Forward Looking Statements

This Current Report on Form 8-K, including the exhibits, contains forward-looking statements. Actual results, events or developments may differ materially from those anticipated or discussed in any forward-looking statement. These statements are subject to risks, uncertainties and other factors, as discussed further in the press release attached hereto as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.
(d)    Exhibits

Exhibit No.	Description
99.1	Press Release issued by INNOVATE, dated July 17, 2025, titled “INNOVATE Launches Indebtedness Refinancing Transactions”
104	Cover Page Interactive Data File (the cover page XBRL tags are embedded within the inline XBRL document).

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 17, 2025

INNOVATE Corp. (Registrant)

By:	/s/ Michael J. Sena
Name: Michael J. Sena
Title: Chief Financial Officer